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Keurig Dr Pepper Frequently Asked Questions March 22, 2018, Addendum 4 For Dr Pepper Snapple Employees What will the new company logo look like? This week, future Keurig Dr Pepper CEO Bob Gamgort unveiled the new Keurig Dr Pepper logo and shared a video that provides the background for the design. While we understand the excitement around the new logo and the desire to begin using it, Bob has asked for patience in waiting until closing as we must continue to operate as two separate companies until then. As soon as the merger closes, a new set of templates with the logo will be provided for your use. In the preliminary proxy statement, Keurig Dr Pepper is defined as a controlled company. What does that mean? In a controlled company more than 50% of the voting power is held by an individual, a group or another company. Because JAB Holding Co. will own more than 50 percent of Keurig Dr Pepper, it will be considered a controlled company. Under New York Stock Exchange standards, a controlled company is exempt from certain corporate governance requirements such as (1) that a majority of the combined company's board of directors consist of independent directors, (2) compensation of officers be determined or recommended to the board of directors by a majority of its independent directors or by a compensation committee that is composed entirely of independent directors, and (3) director nominees be selected or recommended for selection by a majority of the independent directors or by a nominating/corporate governance committee composed solely of independent directors. A controlled company is not exempt from the requirement to have an independent audit committee and Keurig Dr Pepper will have an independent audit committee and follow all NYSE rules that apply to a controlled company. Will the acquisition dividend automatically be paid in cash or will employees have to request special treatment so that it is not automatically reinvested? The special cash dividend will be payable in cash to all holders of record of the outstanding shares of our common stock as of the record date for the special cash dividend, which is the close of business on the business day immediately preceding the closing date of the merger (subject to any withholding of taxes required by law), including participants in DPS Direct Invest. The special cash dividend payable to participants in DPS Direct Invest will NOT be reinvested in additional shares of DPSG common stock. We are assessing whether the plan will continue following the closing of the merger and will announce our decision on or before the date on which we declare the first post-closing dividend. Will those that were announced to be part of the integration management office (IMO) have positions at Keurig Dr Pepper when the acquisition/merger is complete? The IMO positions are temporary. Those who have been appointed to serve on the IMO are expected to roll back into the business once the assignment is complete.

Additional Information

This communication is being made in respect of the proposed transaction involving Maple Parent Holdings Corp. and Dr Pepper Snapple Group, Inc. The proposed transaction will be submitted to the stockholders of Dr Pepper Snapple Group, Inc. for their consideration. In connection therewith, Dr Pepper  Snapple Group, Inc. filed a preliminary proxy statement on March 8, 2018, and intends to file further relevant materials with the SEC, including a definitive proxy statement. The definitive proxy statement will be mailed to the stockholders of Dr Pepper Snapple Group, Inc. BEFORE MAKING ANY VOTING OR ANY INVESTMENT DECISION, INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT REGARDING THE PROPOSED TRANSACTION AND ANY OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders may obtain free copies of the proxy statement, any amendments or supplements thereto and other documents containing important information about Dr Pepper Snapple Group, Inc. once such documents are filed with the SEC, through the website maintained by the SEC at www.sec.gov. Copies of the documents filed with the SEC by Dr Pepper Snapple Group, Inc. will be available free of charge on Dr Pepper Snapple Group, Inc.’s website at https://www.drpeppersnapplegroup.com/ under the heading “SEC Filings and Proxy Statements” within the “Investors” portion of Dr Pepper Snapple Group, Inc.’s website. Stockholders of Dr Pepper Snapple Group, Inc. may also obtain a free copy of the definitive proxy statement by contacting Dr Pepper Snapple Group, Inc.’s Investor Relations Department at (972) 673-7000.

Maple Parent Holdings Corp., Bob Gamgort (Director and Chief Executive Officer of Maple Parent Holdings Corp.), Ozan Dokmecioglu (Chief Financial Officer of Maple Parent Holdings Corp.), Bart Becht (a Director of Maple Parent Holdings Corp.) may be deemed to be “participants” under SEC rules in any solicitation of Dr Pepper Snapple Group, Inc. stockholders in respect of a Maple Parent Holdings Corp. proposal for a transaction with Dr Pepper Snapple Group, Inc.. Neither Maple Parent Holdings Corp. nor any of the individuals listed above has a direct or indirect interest, by security holdings or otherwise, in Dr Pepper Snapple Group, Inc. or the matters to be acted upon in connection with a potential transaction involving Maple Parent Holdings Corp. and Dr Pepper Snapple Group, Inc., except as will be set forth in the definitive proxy statement regarding the proposed transaction.

Any information concerning JAB Holding Company contained in this document has been taken from, or is based upon, publicly available information.  Although we do not have any information that would indicate that the information contained in this document that has been taken from such documents is inaccurate or incomplete, we do not take any responsibility for the accuracy or completeness of such information.